Exhibit 14.3

Contadores públicos y Asesores de Negocios
Miembro de Grant Thornton International

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement Form F-3 (No. 333-111019, 333-119998, 333-126257, 333-143399) and related Prospectus and on Form S-8 (No. 333-118897, 333-113420) pertaining to the Employees’ Stock Option Plan of Pointer Telocation, Ltd.

We also consent to the incorporation by reference therein of our report dated January 25, 2008 with respect to the financial statements of Pointer Recuperación de México, S.A de C.V, included in the Annual Report (Form 20-F) of Pointer Telocation Ltd., for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ SALLES, SAINZ - GRANT THORNTON, S.C.

By: Rogelio Avalos, CPA

Mexico City, Mexico
April 7, 2008